Exhibit 15

                        [Letterhead of Ernst & Young LLP]






          The Board of Directors and Shareholders
          Tidewater Inc.


          We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Tidewater Inc. for the registration of 3,000,000 shares of its common stock pertaining to the Tidewater Inc. 1997 Stock Incentive Plan of our report dated July 21, 1997 relating to the unaudited condensed consolidated interim financial statements of Tidewater Inc. that are included in its Form 10-Q for the quarter ended June 30, 1997.

          Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




          /s/ Ernst & Young LLP
          New Orleans, Louisiana
          July 28, 1997